Exhibit 10.20

LICENSE TERMINATION AGREEMENT
(Coates Trust to CIL)

This License Termination Agreement (the “Agreement”) is entered into as of April 6, 2007 between Coates Trust, a trust formed under the laws of the Commonwealth of the Bahamas, having an address at Katherina Court 101, East Hill Place, Market Street, North, Nassau, the Bahamas (“Coates Trust”) and Coates International, Ltd., a Delaware corporation (“CIL”).

WHEREAS, Coates Trust and CIL entered into that certain License Agreement, dated as of October 23, 2006 (the “2006 License”); and

WHEREAS, after signing the 2006 License CIL’s business needs changed, so the 2006 License was not implemented;

NOW THEREFORE, in consideration of the foregoing and in further consideration of the mutual covenants and promises hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CIL and Coates Trust agree as follows:

1. Cancellation and Termination of the 2006 License. CIL and Coates Trust each hereby agrees that effective as of the date hereof, the 2006 License and all of the rights and obligations of the parties thereunder are hereby terminated. CIL and Coates Trust hereby waive any rights claims or demands they may have in connection with the 2006 License.

2. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New Jersey, without regard to the conflicts of law rules of such state.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

COATES INTERNATIONAL LTD.		COATES TRUST
By:	/s/ Barry C. Kaye	By:	/s/ George J. Coates
	Name: Barry C. Kaye		Name: George J. Coates
Title: Chief Financial Officer